EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of April 26, 2023 by and among Maybacks Global Entertainment LLC, an Arizona limited liability company (the “Company”), Authentic Holdings, Inc., a Nevada corporation (“Buyer”), and the members of the Company listed on Schedule 1 attached hereto (“Sellers”).

Recitals

WHEREAS, the Company is a turn-key Network Originator for Television, Cable and Digital Devices and Smart TVs; delivering content and programming services, and operations to prep and maintain the content, and deliver and distribute linear and/or on demand network services (the “Business”).

WHEREAS, Sellers own one hundred percent (100%) of the outstanding membership interests of the Company (the “Membership Interests”); and

WHEREAS, Sellers desire to sell and Buyer desires to acquire the Company by means of Buyer’s acquisition of the Membership Interests as provided herein (the “Transaction”), with the Company continuing as a wholly-owned subsidiary of Buyer.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Sale and Purchase of Membership Interests; Closing.

1.1.	Sale and Purchase.

On the Closing Date (as hereinafter defined) Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Membership Interests for the Purchase Price (as defined in Section 1.3).

1.2.	Closing Date.

The consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of Buyer, 50 Division Street, Suite 501 Somerville, NJ 08876, on the date hereof or such other date that is agreed to in writing by the Company and Buyer (the “Closing Date”), provided that all conditions set forth in Article 6 have either been satisfied or, in the case of conditions not satisfied, waived in writing by the party entitled to the benefit of such conditions. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer or its designees an assignment and bill of sale transferring to Buyer good title to the Membership Interests, free and clear of any liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any person or entity, together with any taxes, direct or indirect, attributable to such transfer of the Membership Interests, and Buyer shall thereupon pay to Sellers the Purchase Price.

1.3.	Purchase Price.

The Purchase Price shall be payable on a pro rata basis to the Sellers of 100,000 shares of convertible preferred stock in Buyer. The preferred stock shall have the features as contained in the certificate of designation, which is attached hereto as Exhibit “A.”

1.4.	Deliveries at Closing by Sellers and the Company.

At the Closing, and upon satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.3, each of the Sellers and the Company will deliver or cause to be delivered the instruments, consents, certificates and other documents required of each of them by Section 5.2.

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1.5.	Deliveries at Closing by Buyer.

At the Closing, and upon satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.2, Buyer will deliver or cause to be delivered the instruments, consents, certificates and other documents required of it by Section 5.3.

2.	Representations and Warranties of Sellers.

References in this Article 2 to “Sellers’ Knowledge” means the (i) the actual knowledge of any of the following individuals: Priscella Cooper and David Zucker (ii) what any of such named individuals would be reasonably expected to know upon the exercise of reasonable due inquiry. The Sellers jointly and severally (except with respect to Sections 2.23 and 2.24, as to which section each Seller represents and warrants severally in his, her or its individual capacity) represent and warrant to Buyer that as of the date hereof:

2.1.	Organization and Good Standing.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, with full limited liability company power and authority to carry on the Business as it is now and has since its organization been conducted, and to own, lease or operate its assets and properties. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall mean (a) a material adverse effect on the financial condition, properties, business, or results of operations of the Company, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its respective material obligations under this Agreement; provided, however, that a Material Adverse Effect shall not include any event, changes, effect, development, condition or occurrence arising out of or relating to (i) general economic or political conditions in the United States of America and (ii) conditions generally applicable to the industry in which the Company operates.

(b) The Company holds all licenses, permits, easements, variances, exemptions, consents, certificates, orders, approvals, franchises and other authorizations (collectively, the “Operating Permits”) and has taken all actions required by applicable law or regulations of any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency, competent authority, notified body or commission or other authority thereof) or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each a “Governmental Entity,” and collectively “Governmental Entities”) in connection with the Business as now conducted, except where the failure to obtain any such Operating Permits or to take any such action, individually or in the aggregate, does not and would not reasonably be expected to have a Material Adverse Effect. No Governmental Entity has issued any notice or notification in writing stating that the Company is not in compliance with any Operating Permit.

(c) The Company has no subsidiaries and does not otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind (collectively, a “Person”).

(d) The Company has made available to Buyer a true and correct copy of the articles of organization and operating agreement of the Company, each as amended to date (collectively, the “Charter Documents”). The Company is not in violation of any of the provisions of its Charter Documents.

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2.2.	Ownership of Membership Interests.

(a) Sellers own all of the outstanding membership interests of the Company (the “Membership Interests”) in the respective amounts set forth on Schedule 1, free and clear of all liens, encumbrances, security interests, pledges, conditional or installment sale agreements, mortgages, charges and/or any other claim of third parties of any kind (collectively “Liens”). The Membership Interests constitute 100% of the issued and outstanding membership interests in the Company. After giving effect to the transactions contemplated by this Agreement, Buyer will own 100% of the Membership Interests. All of the Membership Interests have been, and will be at the Closing, duly authorized, validly issued and outstanding, fully paid and non-assessable. None of the Sellers has granted, issued or agreed to grant or issue and/or will grant, issue or agree to grant or issue any other equity interest in the Company and there are no, nor will there be at the Closing, outstanding options, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, any equity interest in the Company (collectively “Equity Rights”). No Membership Interests are, or will be at the Closing, subject to any right of first refusal, preemptive, subscription or other similar right under any provision of applicable law or any agreement (collectively “Preemptive Rights”). There are no voting restrictions or restrictions on transfer of the Membership Interests (collectively “Restrictions”).

(b) There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of the Membership Interests or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. The Company does not own or control any equity security or other interest of any other Person. The Company is not a party to any agreement (i) requiring it to acquire any securities or ownership interests in any Person; and/or (ii) requiring it to make any investment in and/or to fund in any manner any Person. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.

(c) Upon consummation of the transactions contemplated hereby at the Closing, Buyer will own the Membership Interests free and clear of all Liens, Equity Rights, Preemptive Rights and/or Restrictions, except any made by Buyer.

2.3.	Authorization of Agreement.

The Company has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by the Company in connection herewith (together with all other documents to be delivered in connection herewith or therewith, collectively the “Transaction Documents”) have (except for Transaction Documents to be executed and delivered solely by Sellers or Buyer) been duly and validly approved by the Managers and the members of the Company (the “Authorizing Parties”) and no other proceedings on the part of the Company or Sellers is necessary to approve this Agreement and to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to be delivered by the Company have been (or upon execution will have been) duly executed and delivered by the Company, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency and other similar laws relating to creditors’ rights (the “Bankruptcy Exception.”)

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2.4.	Title to Assets.

(a) The Company is the lawful owner of each of the tangible assets, whether real, personal, mixed, comprising and employed in the operation of or associated with the Business, other than those Assets which the Company leases, in which case the Company has a valid leasehold interest in such Assets. The Assets owned and/or leased by the Company (collectively the “Assets”) include all of the properties and other assets necessary for the Company to conduct the Business in the manner presently conducted and as currently contemplated to be conducted. The Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind, except for (a) leases which apply to certain assets which the Company leases from third parties, (b) security interests and liens consented to in writing by Buyer and (c) any inchoate statutory liens for real and personal property taxes not yet due or payable. There are no outstanding agreements, options or commitments of any nature obligating the Company to transfer any of the Assets or rights or interests therein to any party.

2.5.	Financial Condition and Accounting.

(a) Financial Statements. The Buyer is in possession of (i) the balance sheets of the Company, as of December 31, 2022 and 2021 and the interim period ended March 31, 2023, and the related statements of income and cash flows for the years ended December 31, 2022 and 2021 and the quarter ended March 31, 2023, which year-end financials and interim financials shall be audited and reviewed, respectively, by independent public accountants at the Buyer’s expenses no later than sixty (60) days from the execution of this Agreement (the “Financial Statements”). The Financial Statements present fairly the financial condition and position and operating results of the Company as of the respective dates thereof and for the periods therein indicated.

The Financial Statements reflect the consistent application of accounting principles throughout the periods incurred. The Financial Statements (i) were prepared in accordance with the books and records of the Company; and (ii) were prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied. The books and records of the Company are being maintained in accordance with applicable legal and accounting requirements as necessary to permit the preparation of financial statements in accordance GAAP and to maintain asset accountability.

(b) Absence of Certain Changes. Since March 31, 2023, there has not been (i) any change in the assets, liabilities, financial condition, or operations of the Company, other than changes in the ordinary course of business; and/or (ii) any event, circumstance, condition, development or occurrence causing, resulting in, having, or that could reasonably be expected to have, a Material Adverse Effect.

2.6.	Property.

(a) Real Property. The Company does not own or lease any real property.

(b) Personal Property. All of the Personal Property has been maintained in accordance with the past practice of the Company and generally accepted industry practice and is in good operating condition and repair (normal wear and tear excepted) sufficient to enable the Company to operate the Business as presently conducted and as currently contemplated to be conducted.

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2.7.	Intellectual Property.

(a) Schedule 2 sets forth a true and complete list of all (a) patents and patent applications, trademark registrations and trademark applications, registered copyrights and copyright applications and domain names that are owned by the Company, and (b) licenses or sublicenses of Intellectual Property to the Company, and licenses and sublicenses of Intellectual Property by the Company to any third party (collectively “Licensed Intellectual Property”). “Owned Intellectual Property” means the Intellectual Property listed on Schedule 2 and all other Intellectual Property owned by the Company. For purposes hereof, “Intellectual Property” means: (i) United States, international, and foreign patents, patent applications and statutory invention registrations, (ii) patentable inventions, discoveries, improvements, ideas, know-how, formula, methodology, processes and technology, (iii) trademarks, service marks, trade names, trade dress, slogans, logos, domain names, and other source identifiers, including registrations and applications for registration thereof, (iv) original works of authorship, copyrightable subject matter, and copyrights, including copyright registrations and/or applications for copyright registration, (v) confidential and/or proprietary information, including trade secrets and/or know-how embodied in any invention, work of authorship, customer list, database, business information, and/or Software, and (vi) inventions, extensions, modifications, or enhancements of the Software or related to the Software. For purposes hereof, “Software” means all computer software developed by or on behalf of the Company, or used by the Company, including all computer software in any form (such as, source code, object code, assembler code, microcode, etc.), libraries, user-interfaces (including graphical user-interfaces, application programming interfaces (APIs), and other software interfaces), and databases operated by the Company or used by the Company in any way, including use in internal Company operations, testing (including alpha and beta tests), licensing, marketing, sales, and/or in connection with processing customer orders, storing customer information, or storing and archiving data.

(b) To Sellers’ Knowledge, the use of the Owned Intellectual Property and the Licensed Intellectual Property by the Company in the ordinary course of business as currently conducted and as currently contemplated to be conducted does not conflict with or infringe upon, violate or misappropriate the Intellectual Property rights of any third party. No claim has been asserted that the use of such Intellectual Property in the ordinary course of business does or may conflict with or infringe upon, violate or misappropriate the Intellectual Property rights of any third party.

(c) Except with respect to Open Source Materials (as defined in clause (d) below) disclosed in Schedule 2, the Company is the exclusive owner of the entire and unencumbered right, title and interest in each item of Owned Intellectual Property in the United States and worldwide, and to Sellers’ Knowledge the Company is entitled to use all such Owned Intellectual Property in the ordinary course of business in the United States and worldwide, subject only to the terms of the licenses of the Owned Intellectual Property granted by the Company to its customers in the ordinary course of business. The Company has the right to use each item of Licensed Intellectual Property as provided in the license agreements therefor, and to Sellers’ Knowledge the Company is entitled to use all such Licensed Intellectual Property in the ordinary course of business as currently conducted and as currently contemplated to be conducted, subject only to the terms of the licenses of the Licensed Intellectual Property granted by the licensors thereof. True and complete copies of all agreements and documents with respect to the Licensed Intellectual Property and the Owned Intellectual Property have been made available to Buyer.

(d) “Open Source Materials” means materials (i) subject to any license that requires as a condition of use, modification and/or distribution thereof, that such materials, or materials combined and/or distributed with such materials be (A) disclosed or distributed in source code or similar form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or (ii) subject to any license or right that the Open Source Initiative has recognized or approved as an open source license. Except as disclosed in Schedule 2, the Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company’s products or any Intellectual Property owned or used by the Company, (b) distributed Open Source Materials in conjunction with the Company’s products or any Intellectual Property owned or used by the Company, or (c) used Open Source Materials in a manner that would make the Company’s products or any Intellectual Property owned or used by the Company, or any part thereof, Open Source Materials.

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(e) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property and Software used in the Business and the ordinary day-to-day operations of the Company, and there are no other items of Intellectual Property or Software that are material to the Business and/or such ordinary day-to-day operations. The Owned Intellectual Property and, to Seller’s Knowledge, any Intellectual Property licensed to the Company under the Licensed Intellectual Property, is (i) to Seller’s Knowledge, subsisting, valid and enforceable, and (ii) has not been adjudged invalid or unenforceable in whole or part.

(f) No legal proceedings have been asserted, are pending, or, to Sellers’ Knowledge, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company infringe upon or misappropriate any Intellectual Property right of any third party, or (iii) alleging that any Intellectual Property licensed under the Licensed Intellectual Property infringes upon any Intellectual Property right of any third party or is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(g) To Sellers’ Knowledge, no person is engaging in any activity that infringes upon the Owned Intellectual Property or any Intellectual Property licensed to the Company under the Licensed Intellectual Property. Except as set forth in Schedule 2, the Company has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination, cancellation and/or impairment of any of the Owned Intellectual Property and/or the Licensed Intellectual Property.

(h) Correct and complete copies of all the licenses and sublicenses of the Licensed Intellectual Property to which the Company is a party have been made available to Buyer. With respect to each such license and sublicense: (i) such license and sublicense is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense; (ii) such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense; (iii) the Company has not (i) received any notice of termination or cancellation under such license or sublicense; (ii) received any notice of a breach or default under such license or sublicense, which breach has not been cured, nor (iii) granted to any other third party any rights, adverse or otherwise, under such license or sublicense that would constitute a breach of such license or sublicense; and (iv) neither the Company, nor, to Sellers’ Knowledge, any other party to such license or sublicense is in breach or default in any material respect, and, to the Sellers’ Knowledge, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense.

(i) To Sellers’ Knowledge, the Software is free of all viruses, worms, Trojan horses and other material known contaminants, and does not contain any problems of a material nature or have an adverse impact on the operation of other software programs or operating systems, and no rights in the Software have been transferred to any third party.

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(j) The Company has have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its customer lists and customer information, trade secrets, source code and other confidential Intellectual Property. To Sellers’ Knowledge (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company by any Person, (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(k) No current and former employee, director, and/or officer of the Company has any rights whatsoever to any of the Owned Intellectual Property and/or the Licensed Intellectual Property. Neither the Sellers nor the Company believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

2.8.	No Conflict or Violation.

The execution, delivery and performance by Sellers and the Company of this Agreement and the other Transaction Documents to be delivered by Sellers and/or the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without notice or passage of time): (i) violate or conflict with any provision of the Charter Documents; (ii) violate any provision or requirement of any domestic or foreign, federal, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to the Company and/or the Business; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any Intellectual Property licenses or agreements and/or any Contract (as hereinafter defined); (iv) result in the creation or imposition of any Lien of any kind whatsoever upon any of the Membership Interests and/or Assets of the Company or the Business; or (v) result in the cancellation, modification, revocation or suspension of any material license, permit, certificate, franchise, authorization or approval issued or granted by any Governmental Entity (each a “License,” and collectively, the “Licenses”).

2.9.	Consents.

Schedule 3 lists all consents and notices required to be obtained or given by or on behalf of Sellers and/or the Company in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents in compliance with all applicable laws, rules, regulations, or orders of any Governmental Entity, the provisions of any material Contract and/or any Intellectual Property license or agreement, and all such consents have been duly obtained and are in full force and effect, except where the failure to obtain such consent will not have a Material Adverse Effect

2.10.	Labor and Employment Matters.

There are no employment agreements, collective bargaining agreements or other labor agreements to which the Company is a party or by which it is bound.

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2.11.	Litigation.

There are no claims, actions, suits, or proceedings of any nature pending or, to Sellers’ Knowledge, threatened by or against the Company, the managers, or members of the Company, or any of their respective Affiliates, including without limitation those involving, affecting or relating to (i) the Business, any Assets, properties, prospects and/or operations of the Company, (ii) any Contracts, (iii) any Owned Intellectual Property, (iv) any Licensed Intellectual Property, and/or (v) the transactions contemplated by this Agreement (collectively “Claims”). For purposes of this Agreement, “Affiliate” shall have the meaning ascribed to such term in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity. To Sellers’ Knowledge, no Governmental Entity is currently investigating or planning to investigate the Company. There is no action, suit, proceeding or investigation by the Company currently pending against any third party or which the Company intends to initiate.

2.12.	Certain Agreements.

(a) Schedule 4 lists all material contracts, subcontracts, agreements, instruments, licenses, sublicenses, commitments, understandings, letters of intent, term sheets and other arrangements to which the Company currently is a party relating to or affecting (i) the Business, (ii) any of the Company’s Assets, properties, prospects and/or operations, and/or (iii) the Membership Interests, including, without limitation, all written or oral (i) contracts, agreements, subcontracts, memorandum of understanding, and commitments not made in the ordinary course of business, (ii) contracts, agreements, subcontracts, memorandum of understanding, and commitments, which by their terms require aggregate payments by or to the Company of an amount in excess of $25,000, (iii) service, maintenance and other customer contracts, (iv) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit, (v) tax sharing agreements, real property leases or any subleases relating thereto, any material agreement relating to service agreements and insurance contracts, (vi) agreements and other arrangements for (A) the purchase, acquisition, sale, lease, disposition, transfer, assignment, license and/or sublicense in any manner of any Assets, property, rights other than in the ordinary course of business, or (B) for the grant of any options or preferential rights to purchase any assets, property or rights, (vii) documents pursuant to which the Company has granted any power of attorney with respect to its affairs, (viii) suretyship contracts, performance bonds, working capital maintenance or other forms of guaranty agreements, (ix) contracts or commitments limiting or restraining the Company or any of its employees or Affiliates from engaging or competing in any lines of business or with any person or entity, (x) agency, brokerage, partnership or joint venture agreements, (xi) agreements relating to the issuance of any securities of the Company or the granting of any voting, transfer, rights of first refusal, preemptive rights, co sale rights, tag along rights drag along rights, registration rights and/or any similar rights with respect thereto, (xii) employment contracts or other contracts to or with individual current, former or prospective employees, consultants or agents, (xiii) collective bargaining agreements or other contracts to or with any labor unions or other employee representatives, groups of employees, (xiv) joint ventures or other contracts providing for payments based in any manner on the revenues or profits of the Company and/or the Business, (xv) contracts, agreements and commitments related to the purchase, acquisition, sale, lease, disposition, assignment, transfer, license and/or sub license in any manner of any Owned Intellectual Property and/or Leased Intellectual Property, (xvi) letters of intent, term sheets, memorandums of understanding, contracts, agreements and/or commitments related to the sale of the membership interests and /or any Assets of the Company other than in the ordinary course, (xvii) contracts, agreements and commitments related to granting or restricting the development, manufacture, marketing, sale, use or distribution of the Company’s products or services, (xviii) contracts, agreements and commitments related to the indemnification by the Company with respect to infringements of Intellectual Property and/or other rights, (xix) contracts, agreements and commitments related to the sharing of revenues, profits, losses, costs, or liabilities by the Company with any other Person, (xx) contracts, agreements and commitments with any shareholder, officer, director or consultant of the Company (including any Affiliate of any such person), (xxi) contracts, agreements and commitments related to confidentiality or nondisclosure requirements, (xxii) term sheets, letters of intent, memorandums of understanding, contracts, agreements and commitments of any kind related to any actual or proposed recapitalization, merger or similar transaction with respect to the Company which would effect a change in control of the Company and (xxiii) all amendments, modifications, extensions or renewals of any of the foregoing (each a “Contract,” and collectively, the “Contracts”). True and complete copies of all Contracts have been made available to Buyer. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts payable by or to the Company under any Contract and to Sellers’ Knowledge and the Company, no oral or written demand for such renegotiation has been made.

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(b) Each Contract is valid, binding and enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exception, and is in full force and effect on the date hereof. Upon consummation of the transactions contemplated by this Agreement, each Contract shall continue to be valid, binding, enforceable and in full force and effect without penalty or other adverse consequence. The Company has performed all material obligations required to be performed by it under, and is not in default or breach of, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach by the Company.

(c) To Sellers’ Knowledge, no other party to any Contract is in default or breach in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach.

2.13.	Compliance with Applicable Law.

The Company has complied with all laws, rules, statutes, ordinances, regulations and requirements of all Governmental Entities (“Applicable Laws”). The Company is not in violation of any Applicable Law that would result in a Material Adverse Effect. The Business and the operations of the Company are being conducted in all material respects in accordance with all Applicable Laws of all Governmental Entities having jurisdiction over the Company or its Assets, properties or operations, including, without limitation, all such Applicable Laws, orders and requirements relating to the Business except in any case where the failure to so conduct its operations would not have a Material Adverse Effect. The Company has not received any notice of any violation of any Applicable Law, order or other legal requirement. The Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to the Company, the Business and/or any of its Assets, properties or operations.

2.14.	Licenses.

(a) Schedule 5 lists all Licenses issued or granted to the Company. The Licenses constitute all Licenses required, and consents, approvals, authorizations and other requirements prescribed, by any law, rule or regulation which must be obtained or satisfied by the Company, in connection with the Business or that are necessary for the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents. The Licenses are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted and as currently contemplated to be conducted and the ownership, occupancy and operation of the Company’s properties and the execution, delivery and performance of this Agreement. No jurisdiction in which the Company is not qualified or licensed as a foreign business entity has demanded or requested in writing that it qualify or become licensed as a foreign business entity.

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(b) Each License has been issued to, and duly obtained and fully paid for and is valid, in full force and effect, enforceable in accordance with its terms subject to the Bankruptcy Exception, and not subject to any pending or known threatened administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any respect. The Company is not in violation in any material respect of any of the Licenses. The Licenses have never been suspended, revoked or otherwise terminated, subject to any fine or penalty, or subject to judicial or administrative review, for any reason other than the renewal or expiration thereof.

2.15.	Intercompany and Affiliate Transactions; Insider Interests.

(a) Other than agreements disclosed on Schedule 4, there are no contracts, transactions, agreements or arrangements, written or oral, of any kind, direct or indirect, between the Company and (a) any of the Sellers, (b) any manager, member, or officer of the Company, and/or (c) any Affiliate and/or any immediate family member of any of the foregoing persons. All of the foregoing contracts, transactions, agreements and arrangements are referred to as the “Related Party Agreements.” The Related Party Agreements include, without limitation, loans, guarantees and/or pledges to, by or for the Company as well as those from, to, by or for any of the foregoing persons, which are currently in effect.

(b) (i) none of the Sellers, (ii) no manager, member, or officer of the Company, and (iii) no Affiliate and/or any immediate family member of any of the foregoing persons, now has, or within the last three (3) years had, either directly or indirectly:

(A) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity which furnishes, sells supplies, or during such period furnished, sold or supplied, services or products to the Company, or purchased, or during such period purchased from the Company, any goods or services, or otherwise does, or during such period did, business with the Company;

(B) a beneficial interest in any Contract, commitment or agreement to which the Company is or was a party or under which it was obligated or bound or to which its properties may be or may have been subject;

(C) any rights in or to any of the Intellectual Property, Assets, properties and/or rights owned or licensed by the Company and/or used by the Company in the Business, including, but not limited to, any rights as a secured party, lender and/or debt holder;

(D) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity which is directly or indirectly in competition with the Company; or

(E) the right to receive any payments of any kind from the Company.

2.16.	Insurance.

The Company has no insurance policies of any nature whatsoever that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the assets of the Company.

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2.17.	No Undisclosed Liabilities.

Except as and to the extent specifically reflected or reserved against in the most recent Financial Statements and except as incurred in the ordinary course of business since the date of the most recent Financial Statements and except for obligations arising under those contracts and agreements to which the Company is party as described in Schedule 4 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), the Company has no material debt, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation), and to Sellers’ Knowledge, no facts or circumstances exist which, with notice or the passage of time or both, could reasonably be expected to result in any material claims against or obligations or liabilities of the Company.

2.18.	Taxes.

(a) For purposes of this Agreement, the following terms shall have the meanings specified below: (i) “Tax” or “Taxes” means all taxes, including, without limitation, all net income, gross receipts, sales, use, withholding, payroll, employment, social security, unemployment, excise, utility property and all other taxes applicable to the Company, plus applicable penalties and interest thereon. (ii) “Tax Liabilities” means all liabilities for Taxes. (iii) “Tax Return” shall mean all reports and returns required to be filed with respect to Taxes.

(b) The Company was formed in March 2020 and has filed all tax returns required.

(c) Tax Sharing Agreements. The Company is not a party to any tax-sharing or tax-indemnity agreement and the Company has not otherwise assumed by contract or otherwise the Tax Liability of any other person.

(d) No Liens. None of the Assets of the Company are subject to any liens in respect of Taxes (other than for current Taxes not yet due and payable).

2.19.	Environmental Matters.

(a) The Company complies in all material respects with all Applicable Laws, regulations and other requirements of Governmental Entities or duties under common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health, safety or the environment.

(b) There are no pending or, to Sellers’ Knowledge, threatened administrative, judicial or regulatory proceedings, or, to Sellers’ Knowledge, any threatened actions or claims, or any consent decrees or other agreements in effect that relate to environmental conditions in, on, under, about or related to the Company.

2.20.	Brokers or Finders.

No agent, broker, finder, investment banker, financial advisor or other person is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Sellers (“Sellers’ Broker Fees”). The Sellers shall be solely responsible for the payment of any and all Sellers’ Broker Fees due any agent, broker, finder, investment banker, financial advisor or other person in connection with the transactions contemplated by this Agreement.

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2.21.	Minute Books.

The minute books of the Company made available to Buyer contain complete and accurate copies of all meetings of managers and members since the time of organization of the Company. All prior corporate and company actions on behalf of the Company have been properly authorized and ratified by the officers, managers and/or members of the Company in accordance with Applicable Laws and the Charter Documents.

2.22.	Disclosure.

Buyer has engaged in a due diligence process, and in connection with that process (i) Sellers have made available to Buyer all the information reasonably available to Sellers that Buyer has requested for deciding whether to enter into this Agreement and consummate the transactions contemplated hereby and all information that Sellers believe is reasonably necessary to enable Buyer to make such decisions and (ii) none of the Sellers has knowingly withheld any material fact with respect to any of the representation or warranties made by the Sellers. In light of the due diligence process mentioned above, to Sellers’ Knowledge, no representation or warranty of Seller contained in this Agreement and the exhibits attached hereto, any certificate furnished or to be furnished to Buyer at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

2.23.	Ownership of Membership Interests; Authorization of Agreement.

Each Seller, severally and not jointly, makes the following representations and warranties to Buyer:

(a) Such Seller owns the Membership Interests set forth opposite his, her or its name in the respective amounts set forth on Schedule 1, free and clear of all Liens.

(b) Such Seller has full legal right, power and authority to enter into this Agreement and to sell and deliver the Membership Interests owned by him, her or it in the manner provided herein. Such Seller has duly and validly executed this Agreement and has duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of such Seller in accordance with its terms.

(c) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by such Seller, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of such Seller, any consent, approval, authorization or other order of, or any filing with, any Governmental Entity, or under any contract, agreement or commitment to which such Seller is a party or by which such Seller or its property is bound, and will not constitute a violation on the part of such Seller of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to such Seller or its property.

(d) With respect to Sellers that are not natural persons, this Agreement and all other agreements and instruments to be executed by such Seller in connection herewith have been duly and validly approved by the board of directors or other governing body of such Seller and no other proceedings on the part of such Seller is necessary to approve this Agreement and to consummate the transactions contemplated hereby or thereby.

2.24.	Investment Representations.

(a) Sellers understand that the preferred stock to be issued by Buyer has not been registered under the Securities Act or any other applicable securities laws. Sellers also understand that the preferred stock is being offered and issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(a)(2) and/or Regulation D of the Securities Act. Sellers acknowledge that Buyer will rely on Sellers’ representations, warranties and certifications set forth below for purposes of determining Sellers’ suitability as an investor in the preferred stock and for purposes of confirming the availability of the Section 4(a)(2) and/or Regulation D exemption from the registration requirements of the Securities Act. Sellers represent that they are either accredited investors or sophisticated investors as those terms are used under the federal securities laws.

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(b) Sellers have received all the information Sellers consider necessary or appropriate for deciding whether to acquire the preferred stock from Buyer. Sellers understand the risks involved in an investment in the preferred stock of Buyer. Sellers further represent that Sellers have had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the preferred stock and the business, properties, prospects, and financial condition of Buyer and to obtain such additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Sellers or to which Sellers have access.

(c) Sellers are acquiring the preferred stock for Sellers’ own accounts for investment only and not with a view towards their resale or “distribution” (within the meaning of the Securities Act) of any part of the preferred stock.

(d) Sellers understand that the preferred stock may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption therefrom, and in each case in compliance with the conditions set forth in this Agreement. Sellers acknowledge and are aware that the preferred stock may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until Sellers have held the preferred stock for the applicable holding period under Rule 144.

(e) Sellers acknowledge and agree that each certificate representing the preferred stock shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

3.	Representations and Warranties of Buyer.

References in this Article 4 to Buyer’s “knowledge” means, unless provided otherwise, (i) the actual knowledge of the senior management personnel of Buyer and (ii) what the senior management personnel of Buyer would reasonably be expected to know upon the exercise of reasonable due inquiry. Buyer represents and warrants to the Sellers that as of the date hereof:

3.1.	Organization and Corporate Authority.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to carry on its business as it is now and has since its organization been conducted, and to own, lease or operate its assets and properties. Buyer is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect with respect to Buyer and its operations.

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(b) Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by Buyer in connection herewith (together with all other documents to be delivered in connection herewith or therewith, (collectively the “Transaction Documents”) have (except for Transaction Documents to be executed and delivered solely by the Sellers and/or the Company) been duly executed and delivered by Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy Exception.

3.2.	SEC Filings.

As of their respective dates, Buyer’s filings with the Securities and Exchange Commission (the “SEC Documents”) were timely filed and complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder applicable to Buyer’s SEC Documents. Buyer’s SEC Documents constitute all of the documents and reports that Buyer was required to file with the SEC and the rules and regulations promulgated thereunder by the SEC. As of the time filed with the SEC (or, if amended or suspended by a filing prior to the date of this Agreement, then on the date of such filing) none of Buyer’s SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The SEC has not initiated any inquiry, investigation or proceeding in respect of Buyer and Buyer is not aware of any such event, and does not have any information which it believes would result in the SEC initiating an inquiry, investigation or proceeding with respect to Buyer, or otherwise affect the registration of the securities of Buyer. As of the date of this Agreement, there are no outstanding comment letters or unanswered correspondence from the SEC, FINRA, DTC or NASDAQ.

3.3.	No Conflict or Violation.

The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any provision of the organizational documents of Buyer; or (ii) to Buyer’s knowledge, violate in any material respect any provision or requirement of any domestic or foreign, national, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Buyer.

3.4.	Litigation.

There are no material claims, actions, suits, or proceedings of any nature pending or, to the knowledge of Buyer, threatened by or against Buyer, the officers, directors, employees, agents of Buyer, or any of their respective Affiliates involving, affecting or relating to any assets, properties or operations of Buyer or any of its Affiliates or the transactions contemplated by this Agreement. Buyer is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity.

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3.5.	Consents.

There are no consents or notices required to be obtained or given by or on behalf of Buyer before consummation of the transactions contemplated by this Agreement and Buyer is in compliance with all applicable laws, rules, regulations, or orders of any Governmental Entity, or the provisions of any material contract of which Buyer is a party to, and all such consents have been duly obtained and are in full force and effect, except where the failure to obtain such consent will not have a material effect on the operation of Buyer’s business.

3.6.	Compliance with Applicable Law.

The operations of Buyer are, and have been, conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over Buyer or its assets, properties or operations, including, without limitation, all such laws, regulations, orders and requirements relating to Buyer’s business except in any case where the failure to so conduct its operations would not have a material effect on the operation of Buyer’s business. Buyer has not received any notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to Buyer or any of its assets, properties or operations.

3.7.	Brokers or Finders.

No agent, broker, finder, investment banker, financial advisor or other person is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Buyer (“Buyer’s Broker Fees”). Buyer shall be solely responsible for the payment of any and all Buyer’s Broker Fees due any agent, broker, finder, investment banker, financial advisor or other person in connection with the transactions contemplated by this Agreement.

4.	Covenants and Certain Understandings and Agreements of the Parties.

4.1.	Confidentiality.

After the Closing, Sellers will keep the matters contemplated herein, all information about the Company or the Business, and all information provided by Buyer related to Buyer, confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Buyer will keep the matters contemplated herein and all information provided by Sellers related to the Sellers confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby or as required by applicable law. Buyer and the Sellers shall each cause their respective Affiliates, officers, directors, employees, agents, and advisors to keep confidential all information received in connection with the transactions contemplated hereby. The confidentiality restrictions set forth herein shall not apply to information that (i) was in the public domain before the date of this Agreement or subsequently came into the public domain other than as a result of disclosure by the party to whom the information was delivered; (ii) was lawfully received by a party from a third party free of any obligation of confidence of or to such third party; or (iii) is required to be disclosed in a judicial or administrative proceeding after giving the other party as much advance notice of the possibility of such disclosure as practicable so that the other party may attempt to limit such disclosure.

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4.2.	Further Assurances.

Upon the reasonable request of a party or parties hereto at any time after the Closing Date, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to effectuate the purposes of this Agreement.

4.3.	Management of the Company and Compensation

At Closing, Priscella Cooper shall be appointed as the Chief Executive Officer of the Company and a manager of the Company. Buyer shall have the right to select two individuals to serve as managers of the Company. The Company’s managers shall be responsible for setting compensation for management and officers of the Company.

4.4.	Financial Statement Audit.

At Closing or sometime thereafter, the Company shall, at Buyer’s expense, provide Buyer with audited financials prepared in accordance with United States generally accepted accounting principles by independent accountants registered with the United States PCAOB (the “Auditors”) for the Company and any predecessor business, as Buyer may determine to be required under SEC rules and regulations. Buyer shall file these financials in an amended 8-K within 71 days of Closing, as Buyer may determine to be required under SEC rules and regulations.

4.5.	Financing.

As of the Closing or shortly thereafter, Buyer shall provide funding to the Company the equivalent of its monthly expenses to be expended by management of the Company in accordance with the Company’s business plan (subject to change by management of the Company in accordance with the board’s business judgment and fiduciary duties to Buyer); and thereafter, Buyer shall provide additional funding to the Company through a Regulation A+ Offering or other offering type to be paid by Buyer.

4.6.	No Shop.

Until the Closing, neither Buyer nor the Sellers shall enter into or negotiate any similar contact or arrangement with any other Person, without the express written approval of the other parties hereto.

4.7.	Termination of Company Operating Agreement.

Immediately as of Closing, the Company and the Sellers hereby irrevocably agree that that certain Operating Agreement dated as of March 1, 2023, as it may have been amended from time to time, is terminated and is null and void and of no further force or effect, and that no party thereto shall have any duty, liability or obligation thereunder.

5.	Conditions to Closing.

5.1.	Conditions to Obligations of Each Party.

The obligations of the Sellers, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 5.1, any one or more of which may be waived in writing by the party entitled to the benefit of such condition.

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(a) No Action or Proceeding. No preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement invalid in any material respect or prevents or would be violated by the consummation of the transactions contemplated hereby, or which materially adversely affects the assets, properties, operations, net income or financial condition of the Company, is in effect; and no action or proceeding has been instituted or threatened by any Governmental Entity, other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, the result of which could constitute a Material Adverse Change.

(b) Compliance with Law. There shall have been obtained all permits, approvals, and consents of all Governmental Entities that counsel for Buyer or for the Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable law.

5.2.	Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment to Buyer’s reasonable satisfaction, at or before the Closing Date, of the conditions set forth in this Section 5.2, any one or more of which may be waived by Buyer in writing in its discretion:

(a) Additional Closing Documents of the Sellers. Buyer has received, or is receiving at the Closing, all of the following, each duly executed by the parties thereto (other than Buyer) and dated the Closing Date (or an earlier date satisfactory to Buyer), in form and substance satisfactory to Buyer: (i) Copies of the resolutions of the managers of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to be delivered by the Sellers and the Company and the consummation of the transactions contemplated hereby and thereby, (ii) A certificate of existence/good standing issued by the Secretary of State of Nevada as of a recent date prior to Closing for the Company.

(iii) For Sellers that are not natural persons, certificates of authority with respect to the persons signing and delivering documents on behalf of such Seller and evidence of approval of the transactions contemplated by this Agreement with respect to such Seller.

(b) Consents and Approvals. All required consents, waivers, authorizations and approvals of any Governmental Entity, and of any other Person or entity, required under the Contracts, Licenses, or otherwise in connection with the execution, delivery and performance of this Agreement shall have been duly obtained in form reasonably satisfactory to Buyer, shall be in full force and effect on the Closing Date and the original executed copies shall have been delivered to Buyer on or before the Closing Date.

(c) Other Obligations. The Sellers shall have paid and satisfied in full the Sellers’ Brokers Fees and any other payments and/or monetary obligations of any kind whatsoever that become due and/or payable by the Company and/or the Sellers to any Person as a result of the purchase of the Membership Interests, the consummation of any transaction contemplated by this Agreement.

5.3.	Conditions to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 5.3, any one or more of which may be waived by the Sellers Representative in writing in its discretion:

(a) Additional Closing Documents of Buyer. Buyer has executed and delivered, or is executing and delivering at the Closing copies, certified by an authorized officer of Buyer, of resolutions of its board of directors authorizing the execution and delivery of this Agreement and the other Transaction Documents to be delivered by Buyer and the consummation of the transactions contemplated hereby.

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(b) The Cash Payment. The Buyer shall have filed the certificate of designation with the authorities in Nevada for the preferred stock and paid the equity under the Purchase Price, as described in Section 1.3.

(c) Consents and Approvals. All required consents, waivers, authorizations and approvals of any Governmental Entity, and of any other person or entity, needed by the Buyer in connection with the execution, delivery and performance of this Agreement shall have been duly obtained in form reasonably satisfactory to the Sellers, shall be in full force and effect on the Closing Date and the original executed copies shall have been delivered to the Sellers on or before the Closing Date.

(d) Other Obligations. The Buyer shall have paid and satisfied in full the Buyer’s Brokers Fees and any other payments and/or monetary obligations of any kind whatsoever that become due and/or payable by Buyer to any Person as a result of the purchase of the Membership Interests, the consummation of any transaction contemplated by this Agreement.

6.	Miscellaneous.

6.1.	Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) calendar days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 6.1:

If to Buyer:      Authentic Holdings, Inc.

50 Division Street, Suite 501 Somerville, NJ 08876

Attention: President

If to the Sellers: See Schedule 1

If to the Company: See Signature Page

6.2.	Assignability and Parties in Interest.

This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon Buyer and the Sellers and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement except in connection with permitted assignments as provided above.

6.3.	Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to its conflicts-of-law principles.

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6.4.	Counterparts.

Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

6.5.	Publicity.

Buyer shall issue a press release and file a Form 8-K with the SEC with respect to the transactions contemplated hereby within four (4) days after of executing this Agreement.

6.6.	Complete Agreement.

This Agreement, the exhibits and schedules hereto, and the other Transaction Documents contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings, including but not limited to the Letter of Intent March 14, 2023.

6.7.	Modifications, Amendments and Waivers.

No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any of the rights or remedies, at law or equity, of the party entitled to the benefit of such provisions unless made in writing and executed by the party entitled to the benefit of such provision. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar.

6.8.	Headings; References.

The headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement and the other Transaction Documents. References herein to Articles, Sections, Schedules and Exhibits refer to the referenced Articles, Sections, Schedules or Exhibits hereof unless otherwise specified.

6.9.	Severability.

Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

6.10.	Expenses of Transactions.

All fees, costs and expenses incurred by Buyer, in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and all fees, costs and expenses incurred by the Sellers in connection with the transactions contemplated by this Agreement shall be borne by the Sellers.

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6.11.	Submission to Jurisdiction.

All actions or proceedings arising in connection with this Agreement, if any, shall be tried and litigated exclusively in the state or federal courts located in the State of Nevada, or such other venue as may be mutually agreed to by the parties. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in Nevada shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in Section 6.1. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

6.12.	Attorneys’ Fees.

If Buyer or any of its Affiliates, successors or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against the Sellers or any of their respective Affiliates, successors or assigns, or if the Sellers or any of respective Affiliates, successors or assigns, his or her heirs, Affiliates or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against Buyer or any of its Affiliates, successors or assigns, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an “Action”), in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys’ fees and costs (at the prevailing party’s attorneys’ then-prevailing rates) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision.

For the purposes of this Section, attorneys’ fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.

For purposes of this paragraph, “prevailing party” means only a party that has received a final order or judgment from a court of competent jurisdiction that is no longer subject to appeal or writ of certiorari. If there are multiple claims, the prevailing party shall be determined with respect to each claim separately. The prevailing party shall be the party who has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined that there is no prevailing party.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Membership Interest Purchase Agreement as of the date first above written.

AUTHENTIC HOLDINGS, INC.

By:

Name:	Chris Giordano

Title:	President

Maybacks Global Entertainment LLC

Address:

By:

Name:	Priscella Cooper

Title:	Manager
By:

By:

Name:	David Zucker

Title:	Manager
By:

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Schedule 1

Members’ Signatures and Ownership

Members	Membership Interest in the Company	Signatures	Address

Priscella Cooper	40%
David Zucker	40%
Bedri Mema	10%
Chris Giordano	10%

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 Schedule 2

Intellectual Property

The Company’s intellectual property has taken much time, efforts, and/or know-how embodied in the programming lists of titles, either cleared and legally able to take ownership of, and/or bought through liquidation of companies with ownership rights to sell thereof, and title lists have cost monies paid to consultant(s) to verify through various steps of copyright research and know-how to acquire ownership thereof.  This intellectual property, since many variables of time, labor, knowledge, and money have been attributed into acquiring, would then be listed as confidential, information and/or database of programming, that is shared with Buyers from Sellers and/or the Company.

Titles:

UFO the series

Kiss Daddy Goodnight

Ensign O’Toole – full series

Mutual of Omaha’s Animal Kingdom

Goodbye to Love

Justice

The Amy Fisher Mile Story

Champion the Wonder horse

The Last Train from Gun Hill

Sargent Ruthledge

Decoy   Series

Space Ghost cartoons

The Promise -

Everybody’s child -

Safe House: A Christian Story

Gold

Wild Blue

Victims

Liz & Dick

The Addicted

Dawn Riders

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Good for Nothing

Profile of Fear

Sweet Dreams

The Behemoth

The Teen-age Heist

Impact

Monster’s Mind

Lava Storm

Conspiracy Theories

A Life Less Gone

Journey to the Center of the Earth

Lake City

The Red Baron

Lone Rider

The Pledge

Deadly Justice.The Rape of Richard Beck

Mars Underground

Torn

My Name is Sara

Final Days of Planet Earth

Irresistible Force

Angels Fall

Through the looking Glass

The Letters

Fatal Contact;  Bird Flu

Icon

Mayday

Freefall  flight 174

Mysterious Island

Selling Innocence

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Signs of the Cross

Super Nova

The Elvis Series – 2 Features

The Triangle

Widow on the Hill

Last Rights

Category Six Day of Destruction

The Mystery of Natale Woods

Through my Eyes

Star Hunter

Crime Partner

Monte Walsh

Monte Walsh

State of Mind

Gleason - the Jackie Gleason story

Taken

Wise Girls

Dr. Death

Colbicks Cabbage War

The Santa Trap

Atilla the Hun - mini series

Baileys Mistake

Child Star - Shirley Temple

Lucky Girl

Return to Cabin by the Lake

Rough Air

The Ballad of Lucy Whipple

Yes Dear

Three Blind Mice -

Undesirable

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Diagnosis Murder: Twist of the knife

The Enemy Below

AuPair

Cabin by the Lake

The Man Who Used to be Me

Children of Fortune

Nowhere to Land 2000

David Copperfield

For All Time

Atomic Train

Desert Heat aka Coyote Moon

Diana Dors the Blonde Bomb Shell

Don’t look behind you

Half a Dozen Babies

Heaven’s Fire

In Her Defense –

Journey to the Center of the Earth

Komodo–

Revenge of the Land

The Hunt for the Unicorn Killer

Turbulance II - Fear of Flying

Witness Protection

Mistaken Idetentity

Santa and Pete

Musky Santa

Storm Tracker

Dangerous Waters

In a Class of its Own

Blind Faith (urban)

Deadly Companions

26

Kings in grass castles

Meteorites!

New Swiss Family Robinson

The Lake

The Last Don

Voyage of Terror 1998

Witness to the mob

Tarzan and the Lost City

the Ratings Game

Recipe for Revenge

Christmas Takeover

Trapped in Space

In Quite Night

The Landlady

Evidence of Blood

Chance of a Lifetime

20,000 Leagues Under the Sea

Bella Mafia

Beverly Hills Family Robinson

Contagious

Curse of Demon Mountain aka Shadow Chikara

Escape from Atlantis

My Magic Dog

Stompin at the Savoy

The Arrow

The Mill on the Floss

Wounded

Diagnosis Murder: Murder Two

The Missing Postman

I’m a Fool

27

Roughriders

Reckless

The Three Lives of Karen

Face Down

Canterville Ghost

The Crime of the Century

Frequent Flyer

Hollow Point

In the Blink of an Eye

Justice for Annie -

Mistrial

Night of the Twisters

No one can Protect Her

Sophie and the Moonhanger

In Cold Blood

We Jury

A Promise to Caroline

Woman Undone

Abduction of Innocence

When Friendship Kills

Pretty Poison

A Promise to Caroline

Shattered Mind

Breaking Free

Children of the dust

Conspiracy of Fear –

Dazzle miniseries

Death in Small Doses -

Down out and Dangerous –

Greedy

28

Jack and Sarah

Liz: the Elizabeth Tailor Story – Few Features

Love Can Build a Bridge

Mr. Baseball

OJ Simpson Story

Savate

Shadow of Doubt

Sleep Baby sleep

Space Above and Beyond

The Prophecy

The Sands of Time

Visitors of the Night

As Good as Dead

Dead by Sunset

Follow the River

Caroline

A Vow to Kill

Running Wild

Carnosaur Two

A Holiday to Remember

A Stranger in Town

A Father for Charlie

Welcome to Paradise

Trial by Hunter

The Old Curiosity Shop – 5 Part Series

The Haunting of Helen Walker

Dinner to Love

Bionic Ever After

Follow her heart

For the Love Aaron

29

Island City

Leave of Absence

Midnight Movie

Million Dollar Babies

Sensation

Sioux City

The Gambler no. 5 - the mini-tv series

The Innocent

The Substitute Wife

The Yarn Princess

Flashfire

I know my Son is Alive

The Innocent

Reunion

Red Eagle

Black Widow Murders

Bloodlines: Murder in the family

Death Train

Final Appeal

First do no Harm

Star-Trek Cartoon Series

In the Shadows Someone’s Watching

Irresistible Force

Journey to the Center of the Earth

Lightening in the bottle

Murder in the Heartland

Odd Couple Together Again

One Riot – One Ranger

Ordeal in the Artic

Ordinary Magic

30

Praying Mantis

Prophet of Evil

The Custodian

Ticks

Voice of the Heart

Without kiss good-bye

The Substitute

The Real McCoy

The Man with Three Wives

Telling Secrets

Unnatural Causes

For their own Good

Tainted by Blood

Pointed by love

Daughter of the Mind

Precious Victims

Daughter of the Streets

Hidden Obsessions

Rubb Down

A cry in the night

A Message from Holly –

Back to the streets of San Francisco

In the Deep Woods

Intruders

No man is an island

Picket Fences Series

The Burden of Proof

The Last of his Tribe

The Man Upstairs

The presence

31

The Secret

To Catch a Killer

Undesirable with a Vengeance

White Fang

Willing to Kill

With a Vengeance

Young Indian Jones Chronicles - entire series

Ghost Ship

Lady Killer

Woman with a Past

Day-O

What she doesn’t know

The Less than a Perfect Daughter

Danger Island

Diagnosis Murder: House of Sycamore

The Feminist and the Fuzz

Bonnie and Clyde the True Story

Lady Killer

A Black Velvet Gown

And the Sea Will Tell

Body Parts

Bump in the Night

Cain and Able

Carolina Skeletons

Child of Darkness Child of Light

Don King , Unauthorized

Evening Shade 1 season ready 45episodes

Firehead -

Hard Frame

Hell Has no Fury

32

In a Child’s Name

King Ralph –

Marie Hailey Story

Memories of Midnight

Stop at Nothing

The Night Caller - 1991

To Save a Child

Victim of Beauty

Keeper of the City

The Haunted

Shout

Christmas on Division St.

Double Crossed

Son of the Morning Star

Blue Tornado

Fatal Exposure

Hitler Diary Scam “Selling Hitler”

Edge of Honor

Blood River

Get Smart Again

A Family for Joe

Amityville Curse

Cadence - Not Available

China O’brien II - martial arts

China Obrien - martial arts

Criminal Justice Nothing Cuts Deeper

Cold Front

Future Zone -

Good Cops Bad Cops

Judgement –

33

Meet the Applegates

Missing Persons

Murder times Seven-

Shimp on the Barbi -

The Campbells (TV Series not READY)

The Fatal Image

The Stranger Within

UK/ Calis Guard –

Heat Wave

The First Emperor of China

Criminal Justice Nothing Cuts Deeper

Bride in Black

Shrimp on the Barbi

The Love She Sought

A Place of Paradise

Ghost Dad

Jekyll and Hyde

Taking Back my Life

The Iron Triangle

Voices Within

Forbidden Night

A Promise to Keep

Joshua’s Heart

Face to Face

The Operation

Outlaw

Outlaw

Around the Word in 80 days

BL Stryker Night Train

Bridge to silence

34

Grave Secrets

Home Fires Burning

Kiss Shot

Mike Hammer – Murder takes All

My Mom’s a Werewolf

Night Walk

Relentless

Secret screams

Small Sacrifices

The Heat of the Day

The Rescue for Jessie McClure

No Place Like Home

The Smugglers

Curse 2: the bite

Freak Show Horror and Embryology

She’s Been Away

Werewolf

High Desert Killer

The Shell Seekers

Rude Awakening

True Blood

Renegades

False Witness

The Chilling

Double Exposure

Shot-gun

Maiden Voyage

Manhunt Search for the Night Stalker

Bridge to Silence

Cast the First Stone

35

Little Sweetheart

From the dead of night

Murder By Night

Mamma Florence

17 and Under

Deep Space

Earth Star Voyager

Freddy’s Nightmares

High Spirits

Milk and Honey

New Swiss Family Robinson –

Once Upon a Texas Train

People Across the Lake

Prince of Pennsylvania

Secret Witness

Silent Assassins

The Bear

The Nest

Unholy Matrimony

She was Marked for Murder

Too Good to be True

The Child Saver

A handful of Dust

Windmill  of the Gods

Snow Spider

High Spirit

36

Our Our Town

The Woman He Loved

The Prince of Pennsylvania

Hot Paint

The Invasion Earth (the Aliens are here)

A Friendship in Vienna

St. Bernadette

Lady Killers

The Lion of Africa

Framed

Jesse

A Stranger Waits

Beyond the Rising Moon

Deadly Care

Echoes in the darkness

Escape for Sobidor

Five Corners

House II the Second Story

Police Story the movie

Secret Passion

Still Watch

The Beverly Hills Buntz

The Quick and the Dead

The stranger in my Bed

Other World

The Gunfighters

Stone Fox

Overkill

Riddle of the Stinson

Graveyard Disturbances

Miracle Down Under

Queenie

What if I’m Gay

Deadly Deception

37

Six Against the Rock

Crime and Punishment

Right to Die

The Wild Pair

The Lost Empires

The Real Recoy -Movie

The Hearst and Davies Affair

A Brotherhood of Justice –

A Circle of Violence A family Drama

A Masterpiece of Murder

As Summers Die

Cat Squad

Childs Cry - Lindsey Wagner

Cold War Killers

Crossings

Easy prey

Miles to Go

Resting Place

Shattered Spirits

The Morning After

Who is Julia -

Zone Troopers

Beastmaster

Biggles: Adventure in Time

The Lost Empires

The Gladiator

The Adventures of Taura Prison ship

Mistral’s Daughter

Hostage

The Star Crystal

38

Smokey Mountain Christmas

Firefighter

People from Another Star

Something in Common

We’ll Meet Again

C.A.T.  Squad

Vows of Deception

Reckless Disregard

Strangers and Brothers

HyperSapien

Fire Walker

MaDrone

Mystery Science Projects

Uphill All the Way

Breaking all the Rules

Creepers aka Phenomena

Deceptions

Krush Groove

My Science Project

Not My Kid

The Atlanta Child Murders

The Blue Yonder - Disney

The Challenge of a Lifetime

The Midnight Hour

The Other Lover

The Letter to Three Wives

A Reason to Live

Consulting Adults

Tuff Turf

Morons from Outerspace

39

Silent Witness

Murder in Space

Crime of Innocence

Lots of Luck

Poison Ivy

Surviving

Tough Love

Portrait in Evil

The Sins of the Father

Brother from Another Planet

Calendar Girl Murders

City Killer

Dreamscape

Ellis Island

Fatal Vision- mini series

Flesh Burn

Flight 90

Give me an F

Invitation to Hell

Jessie

KillPoint

Lace

Mike’s murder

Paper Dolls

Red Fury

Second Sight

Victims for Victims

The Bounty

Midnight Race

Hot Pursuit

40

Return to the Streets of San Francisco

A Killer in the Family

Blue Skies Again

Demons of Ludlow

Dogs of Hell

Princess Daisy

Quarterback Princess

Sleep away Camp

The Winds of War

Wavelength

Runners

Lost

The Demons Ludlow

Baby Sister

Deadly Lessons

Silk Hope

Police Woman Centerfold

Surviving a Family Crisis

The Haunting Passions

Still the Beaver

Special Bulletin

Banana Joe

Cry for the Strangers

Hostage

Johnny Belinda

Little Gloria - happy at last

Memories never die

Portrait of a showgirl

Voyagers all 26 eps

The Killing of Randy Webster

41

Prime Suspect

Between God the devil and a Winchester

Sister, Sister

School Girl Chums

Denmark Vesey’s Rebellion

The Quest

Bells (Murder by Phone)

The Barchester Chronicles

Fantasies

Out

A Long way Home

Coward of the County

Death of a Prophet

Escape from galaxy 3 or Star Crash 2

High Risk

Jaquelyn Kennedy

Killing at Hells Gates

Munster’s Revenge -

Murder in Texas

Night Warning

No Place to Hide

The Legend of the Lone Ranger

Thin Ice

This House Possessed

Time warp

Tough Girl

Warp Speed

Liars Moon

Dial in for Murder

Red Flag the Ultimate Game

42

No Place to Hide

Bunker

Family Reunion

Alligator

Angel City

Don’t Answer the Phone

House of Hammer

Haywire miniseries

Hero at Large

If Things Were Different

Prom Night

School Boy Father

Scruples

Story of Jim Jones Guyana Tragedy

The Fog

The Return of Frank Cannon -

The Return of Josey Wales

Wild Times

The Seekers

The Godsend

Legend of  Sleepy Hollow

Doll Maker

Barbarians at the Gate

The Night the City Screamed

Stepford Wives

Shattered Innocence

The Memory of  Eva Ryker

Gossip Columnist

Hopscotch

The Sea Wolves

43

Taboo

Wait and Marriage

240-Robert - Entire Series

Cactus Jack aka The Villain

Eagles Wing

Golden gate murders

Golden Orbit

Hard water

Mr. Horn

Salvage 1

The Chisholms

The Day Time Ended

The Death of Ocean View Park

The Lakeside Killer

The Rebels

The Sackettes

The Villian

Weekend of Terror

Women in White

The Mountain of the Cannibal

Working Stiff

I Know Why the Cage Bird Sings

The Swap

The UFO Incident

Dressed to Kill

Aunt Mary

The Movie Murderer

JENNIFER

Little Mo

Long Journey Back

44

Return to Fantasy Island

The Bastard

The Ghost of Flight 401

The War of Robots

The Incredible Hulk

The Time Machine

Crash

Killer on Board

This Man Stands Alone

Corvette Summer

The Long Journey Back

Cindy

The Deer Slayer

Leave Yesterday Behind

Getting Married

Captain Kronos Vampire Hunter

Star Crash

A family Upside  Down

Holocaust

26 Men – Entire Series

ANTS

Kid Vengeance aka Vengeance

The City

The Crater Lake Monster

Warhead

Planet of the Dinosaurs

Behind the Badge

Pray For  Wildcats

The Alien Factory

The People that time Forgot

45

Father Knows Best Home for Christmas

The escape kids from bowman cnt

Manhunter

Guess Who’s Been Sleeping in my Bed

Danny

Halloween with the New Adams Family

Across the Great Divide

Joshua

My Dads Wife

Savage Bees

Swiss Conspiracy

The amazing Dobermans

Van Dyke and Company 1976 Comedy

In Search Of 1976 Leonard Nimoy 140 episodes

The Hunted Woman 1976

Sky Riders 1976

1 Million BC 1976

In Name Only 1976

Angel Unchained 1976

April for Morning 1976

A Girl Named Sooner 1975 Drama

Beyond the Bermuda Triangle 1975 Drama, Mystery, Sci-Fi

Bucktown 1975 Action, crime, drama

Las Vegas - lady robs a casino 1975 Crime, Drama

Legend of the Werewolf 1975 Horror

Mean Johnny Barrows 1975 Action, crime

Picnic at Hanging Rock 1975 Drama, Mystery

Stow away to the Moon 1975 Family, Sci-Fi

The Legend of Lizzie Borden 1975 Drama, History, Mystery

The Letters 1975

46

Cockeyed Cowboys of Calico County 1975

The King Fisher Caper 1975

Paper Tiger 1975

Silver Fox 1975

Cher Christmas Show 1975

In the House of Breed 1975

The Double Kill 1975

Days of Hope 1975

Giant Spider Invasion 1975

Winter Hawk 1975

The Secret of Isis 1975

Black Godfather 1974 Crime

Cry Panic 1974 Mystery, thriller

Get Christie Love 1974 Crime, Drama

Hit Lady 1974 Action, Drama, Thriller

Scream of the Wolf 1974 Horror, Thriller

The Hanged Man 1974 Western

The Meanest Man in the West 1974 Western

Target Earth 1974

The trial of Billy Jack 1974

Newman’s Law 1974

Woman Under the Influence 1974

Heat Wave 1974

Locusts 1974

Beyond Atlantis 1973 Action, adventure, fantasy, horror, mystery, sci-fi

Go as Alice 1973 Drama

Gordons War

1973 Adventure, Crime

Guess Who’s Sleeping in my Bed 1973 Comedy

Idaho Transfer 1973 Sci Fi

47

Slow Bloy 1973 Drama, Crime

The Boy Who Cried Wolf 1973 Horror

The Slams 1973 Action, crime, drama

The Stranger 1973 Sci-fi

The Horror at 37,000 feet 1973

The Salsburg Connection 1973

Shout at the Devil 1973

Crow-Haven Farm 1973

I Love a Mystery 1973

Beg, Borrow or Steal 1973

The Cat Creature 1973

You’ll Never See me Again 1973

Go Ask Alice 1973

I Love a Mystery 1973

Circle of Fear 1972 Drama, Horror, Mystery

Conquest of the Planet Apes 1972 Sci-fi, Action

Crawl Space 1972 Horror, Thriller

Curse of the Headless Horseman 1972 Horror

Family Flight 1972 Drama

Kolchack the night stalker - 1972 Horror, Mystery, Thriller

She Waits 1972 Horror

Something Evil 1972 Horror

The Doberman Gang 1972 Action, Comedy, Crime

The Judge and Jake Wyler 1972 Drama

The Revengers 1972 Western

To All My Friends on Shore 1972 Drama

Wacky Taxi 1972 Comedy, family

Women Hunter 1972 Mystery

Sonny and Jed 1972

When Michael Calls 1972

48

Say Goodbye (Maggie Cole) 1972

The Couple Takes a Wife 1972

The Crooked Hearts 1972

Call her Mom 1972

A Very Missing Person 1972

Getting Away From it All 1972

The Weekend Nun 1972

Crawlspace 1972

Crooked Hearts 1972

Horror Express 1972

Gargoyles 1972

A Howling in the Woods 1971 Thriller

A Tattered Web 1971 Crime, drama, mystery

Lady Frankenstein 1971 Horror

Mango’s Back in Town 1971 Crime, drama

Murder Once Removed -classic 1971 Drama, Mystery, Thriller

The Trackers 1971 Western

Evil Knievel 1971 Action, Drama

The Devil with Seven Faces 1971 Horror

Do not Fold Spindle or Mutilate 1971

Ttreasure Island 1971 Adventure, Family

Robinson Crusoe 1971 Adventure, Family

Jane Eyre 1970 Drama

UFO - the Series 1970 Sci-fi Fantasy

Night Chase 1970 Drama, thriller

Smoke 1970 Adventure, Family, Drama

Sole Survivor 1970 Fantasy, Drama

The Snow Beast 1970 Horror

Father Brown 1970 British Mystery

Tribes 1970

49

The Glory Guys 1969 Western

The Stranger’s Gunned Down 1969

Slaves 1969 Urban

Any Second Now 1969

It takes all Kind 1969

Daughter of the Mind 1969

Hell on the Pacific 1968 Adventure, War

Lancer – 50 episodes 1968 Western

The Ghost & Mrs Muir 1968 Comedy, Fantasy HD

The Young Runaways 1968 Drama

Voyage to the Planet of Prehistoric Women 1968 Adventure

The Outcast 1968 Sci-fi

Gunfight at Black Horse Corral 1968

Dean Martin Christmas 1968

The Outcasts 1968

Rattler Kid 1968

Cimarron Strip 1967 Western

Solarnauts 1967 Sci-fi

Tammy and Millionaire 1967 Comedy

The Champions 1967

in the Year 2889 1967

Mars need Women 1967

Dead Man’s Island 1966 Mystery, thriller

Munster G0 Home! 1966 Comedy, Family, Fantasy/family fun horror

Star Pilot – 2+5 Mission Hydra 1966 Sci-Fi, Adventure

Terror beneath the Sea 1966 Horror, Sci-Fi

The Rat Patrol 1966 Drama, History, War, Action, Adventure

The She Beast 1966 Horror, Thriller

The Waco 1966

Bloody Pitt of Horror 1965 Horror

50

Devils of Darkness 1965 Horror

Indian Paint 1965 Western, Family, Drama

Old Surehand 1965 Western, adventure

Second Best Secret Agent in the Whole Wide World 1965

Operation Poker 1965

Prudence the Pill 1965

Among Vultures 1964 Western, Adventure

Black Like Me - 1964 Drama

Tammy and the Doctor 1963

Winnetou. 1963, 1964 1963 Western, adventure

The Real McCoys 1963

Airborne 1962 Drama

The Lucy Show 1962 Comedy

The Treasure of Silver Lake 1962 Western, adventure

Premature Burial 1962

Bachelor Father 1962

Curse of the Werewolf 1961 Horror

Phantom Planet 1961 Sci-fi, action, adventure

Pirates of Tortuga 1961 Adventure

the Giant of Metropolis 1961 Adventure fantasy

The Little Shepard - 1961

Steel Claw 1961

Cleopatra’s Daughter 1960 Adventure, Drama, Romance

Cleopatra’s Sister 1960

I Passed for White

1960 Drama

Ma Barkers Killer Brood 1960 Crime, Drama, Thriller

the Last Women on Earth 1960 Drama, Horror, Mystery, Romance

The Three Worlds of Gulliver 1960 Adventure, Family, Fantasy

Bonanza 1960 Western

51

First based ship on Venus 1960

The Giants of Cicily 1960

Queen of the Pirataes 1960

Shivaree 1960

The City of the Dead 1960

Iron Horse 1960

40d Ma 1959

Al Capone 1959 Bio, Crime, drama

Incredible Petrified World 1959 Adventure, Sci-fi

Ride Lonesome 1959 Western, Drama

Warlock 1959 Drama, Western

ZORRO series 1959 Action, adventure, comedy, drama comedy, family, western

Noth West Frontier 1959

The Manster 1959

Proud Rebel - good 1958 Western

Return of Dracula 1958 Horror, Drama, Mystery

The Brain Eaters 1958

Bull Whip 1958

The Birds and the Bees 1958

Hawkeye and the Last of the Mohicans 1957 Western

Invasion of the Saucer Men 1957

Radar Men from the Moon 1957

Black Brigade aka Carter’s Army 1956 War, Drama

Forbidden Area 1956 Comedy, Crime, Drama, Mystery, Romance, War

Man, in a - Gray flannel suit 1956 Drama, Romance, War

State Trooper 1956 Adventure, Crime, Drama

The 10 Commandments 1956 Action, adventure

the Girl Can’t Help it 1956 Comedy, Music

The Ten Commandments 1956 Adventure, Drama

Wicked as they Come 1956 Crime, Drama, Mystery

52

The Big Money 1956

Good Morning Miss Dove 1955 Drama

It Came from Beneath the Sea 1955 Action, adventure, horror, sci-fi, thriller

Kentucky Rifle 1955 Western

Rage of Dawn 1955 Western, Action, Adventure, Crime, Drama

Lay that Rifle down 1955

Yellow Net 1955

Snow White and 7 Dwarfs 1955

Flame of the lsland 1955

The Purple Mask 1955

GOG 1954 Drama, horror, romance, sci-fi, thriller

Three young Texans 1954 Western

Citing Bull 1954

Menace from Outerspace 1954

The Outcast 1954

Man in the Attic 1953 Mystery, Thriller

The Neanderthal Man 1953 Horror, sci-fi

The Stand at Apache River 1953 Western

Crow 1953

Captain Newman M.D. 1953

Blackbeard the Pirate 1952 Adventure, Romance

Men of the Forest 1952 Documentary

Mutiny 1952 Adventure, History

Thief of Bagdad 1952

Cripple Creek 1952

Joe Butterfly 1952

Home-Town Story 1951 Comedy, Romance, Drama

Three Guys Named Mike 1951 Comedy Romance

The Golden Horde 1951 Action, Adventure

You’re Never too Young 1951 Comedy

53

Lorna Doone 1951

Singing Guns 1950 Action, Adventure, Music

Tripoli 1950 Action, adventure, history, romance, war

When the Redskins Rode 1950

Gun-belt 1950

The Sun Also Rises 1950

Man in the Saddle 1950

Hideous Sun Demon 1950

Teenagers from Outer-Space 1950

South of Saint Louis 1949 Western

Albuquerque 1948 Western

Tap roots 1948 Western, War, Drama

Adventure Island 1947 Action, Adventure, Comedy,

The Upturned Glass 1947 Crime, drama

Gunfighters 1947

Jolsen Story 1946

Secret Agent X9 1945 Action, Adventure

Wild Fire 1945

Buffalo Bill 1944 Bio, Western, Romance

Until we Meet Again 1944

Story of St. Bernadette 1943 Bio, Drama

War of the Wildcat 1943 Western, Romance

The Song of Bernadette 1943

Invisible Ghost 1941 Horror, Thriller

Gaslight 1940 Thriller

City in Darkness 1939 Drama, Mystery, Thriller

Nancy Drew Reporter 1939 Comedy, Crime, Mystery

Three Young Texans 1939

Windjammer 1937 Adventure, Crime, Drama

Licensing for Maybacks Global TV - Confidential Information Only

54

Blood Brother

Blood Money Crime, drama, thriller

Nanny and the Professor 2 Seasons 45 episodes

Once Upon a Texas Train

BaBa Black Sheep

Bugs Bunny and Friends (160 Episodes)

Bugs Bunny Easter Eggs animation, children, family, comedy

Bugs Bunny Elmers Pet rabbit animation, children, family, comedy

Bugs Bunny Foxy by Proxy animation, children, family, comedy

Bugs Bunny Fresh Hare animation, children, family, comedy

Don’t Touch

Half Breed

Harper Valley PTA

Hey Arnold Pilot Feature animation, children

Hillside Strangler -

In Broad Daylight - Brian Dennehy

Intruder thriller

Island in the Sky 1953

Little Bear animation, children, family, comedy

Loony Toons & Friends animation, children, family, comedy

Magic Sword

Manhandle

Milk Run to Fresno thriller

My husband has a Mistress

New Adventures Lone Ranger animation, children, family, comedy

One against the world

Popeye & Friends animation, children, family, comedy

Snow White & 7 Dwarfs animation, children, family, comedy

Sleeping Beauty

Star pilot hydra – Star Crash 2 Sci-fi

55

Superman & Friends animation, children, family, comedy

Swiss Family Robinson Adventure, family

Tammy Entire Series Adventure; family

The Moby Dick Adventure, Drama

The Other Lover Drama

This is not a Test Sci-fi

Under Dog (cartoons almost ready-not yet) Cartoons

Why Me? Drama

The Girls in the Office Comedy

Jesus of Nazereth 6 – full length Features

Hands of Steel Sci-fi

DoomsDay Machine

Mutual Omaha Animal Kingdom - All episodes

The Snow Creature

Poncho Villa

Thunder Afloat 1939

The Trouble With Harry

Scuudda!scuddu! Hey

UfO Chronicles

Rear Window the Gub

License to Kill

Ernest Green Story

Kingdom of the Spiders

The Orphan Train 1980

The Big Cat

Blind Hate

A Dr’s story

Blue Collar

Outraged

The Guns of Will Summit

56

A Dr’s Story

A Portrait of a Street Kid

The Wild and the Innocent

Relentless

Bugle in the Afternoon

Micky Mouse Club - Hardy Boys

Home Coming (the Waltons)

A Taste of Evil

Sleepaway Camp

the Gun in the House

Three young Texans

Help Wanted

Johnny Cash Christmas

Christmas Story

Benji’s Very Own Christmas Story

An American Christmas Carol

Sound of Christmas

The Christmas Gift

Christmas is Magic

The Four Feathers

Fall in to Darkness

The Man in Santa Clause Suit

Circus Boy

Chadwick Family

Shindig

The Awful Thing About Alan

Hullabaloo

Secret Weapon in Color

57

Something about Amber

Savage Journey

12 O’Clock High Series

Gomer Pyle 25 episodes Season 1

Crime of Innocent

The Memory of Eva Ryker

Row row row your boat

The Arthur Haynes

The Cops are Robbers

Andy Griffith Show

The murder of Mary Phagan

Fang Face cartoons

Robonics Stooges Cartoons

Banana Splits

Golden Years haven’t downloaded or found masters yet

“Portrait” of a Centerfold 1979

Adventures of Sir Lancelot Series already have copies

A Chance of a Lifetime

Fury 1950-73 listed under Maybacks Westerns on server

Gulliver’s Travels 1996

Three Worlds Gulliver

Last American Hero 1973

Hazel Series

Daniel Boone Series

Get Smarter 1991

Shots Fired mini-series 2017

Car 54 older

Nuremberg 2000

Nuremberg: Goergings Last Stand 2006 BAFTA British Awards Winner

California Fever 1979 Family, Teen Series

58

Bonanza New Episodes: 150episodes

Crazy for Christmas 1998

Miracle on 17th Green

Wild Horse Hank 1979

Down the Long Hills

Buffalo Girls 1999

A Carol Christmas

Christmas Child

Borrowed Hearts

Holiday tv Classics 49 shows

Abbott and Costello

The Outer Limits

The Outer Limits 40 Eps 1976

Lady in Corner - Loretta Youth 1980

Christmas Eve 1986

A Christmas Carol

Christmas Snow

I’ll be Home for Christmas

A Holiday to Remember

Christmas Wonderland

A Christmas Carol

A Child’s Christmas in Wales

Santa Clause is Coming to Town

Frosty the Snowman

Texas Justice 1991

Neighbor

Saints TV Series

Saints Roger Moore 20 Episodes:

The Talented Husband

The Latin Touch

The Careful Terrorist

59

The Covetous Headsman

The Loaded Tourist”

The Pearls of Peace

The Arrow of God

The Golden Journey

The Effete Angler

The Golden Journey

The Man Who Was Lucky

The Charitable Countess

The Fellow Traveler

Starring the Saint

Judith

Teresa

The Elusive Ellshaw

Marcia

The Work

Rifleman

Rifleman Arnold Laven Sam Peckinpah

Rifleman Arnold Laven Sam Peckinpah

Rifleman Jerry Hopper Frank D. Gilroy

Rifleman Sam Peckinpah Sam Peckinpah

Rifleman Arnold Laven David Victor & Herbert Little, Jr.

Rifleman Arnold Laven Palmer Thompson

Rifleman Joseph H. Lewis Ken Kolb

Rifleman Joseph H. Lewis David Swift

Rifleman Montgomery Pittman Montgomery Pittman

Rifleman Arnold Laven Cyril Hume

Rifleman Arthur Hiller Barney Slater

Rifleman David Swift Samuel A. Peeples

Rifleman Arnold Laven Arthur Weiss

Rifleman Jerry Hopper Bruce Geller

Rifleman Joseph H. Lewis Ken Kolb

Rifleman Arnold Laven Cyril Hume

Rifleman Arnold Laven Barney Slater

Rifleman Arnold Laven Ken Kolb

Rifleman Joseph H. Lewis David Victor & Herbert Little

60

Rifleman Jerry Hopper Palmer Thompson

Rifleman Arnold Laven Cyril Hume

Rifleman Sam Peckinpah Sam Peckinpah

Rifleman Lewis Allen Judy & George W. George

Rifleman Joseph H. Lewis David Lang

Rifleman Lewis Allen Pat Fielder

Rifleman Joseph H. Lewis Arthur Browne, Jr.

Rifleman Arnold Laven N. B. Stone, Jr.

Rifleman Lewis Allen David Victor & Herbert Little

Rifleman Lamont Johnson Arthur Browne, Jr.

Rifleman William Conrad Palmer Thompson

Rifleman Jerry Hopper Arthur Browne, Jr.

Rifleman Arnold Laven Pat Fielder & Bernard Girard

Rifleman Sam Peckinpah Bruce Geller

Rifleman Don Taylor Harry Kronman

Rifleman Arnold Laven Story by : Chuck Connors

Rifleman Lewis Allen David Lang

Rifleman Paul Landres Harry Julian Fink

Rifleman Don Taylor Judy & George W. George

Rifleman Joseph H. Lewis Arthur Browne, Jr.

Rifleman Don Medford Robert C. Dennis

Rifleman

Rifleman Joseph H. Lewis Harry Kronman

Rifleman Arthur Hiller Arthur Browne, Jr.

Rifleman James Neilson Arthur Browne, Jr.

Rifleman Don Medford Teddi Sherman & Ward Wood

Rifleman Ted Post David Lang

Rifleman Joseph H. Lewis William F. Leicester

Rifleman Joseph H. Lewis Albert Aley

Rifleman Paul Landres Palmer Thompson

61

Rifleman John English Palmer Thompson

Rifleman Joseph H. Lewis Judy & George W. George

Rifleman Bernard L. Kowalski Edmund Morris

Rifleman Sam Peckinpah Sam Peckinpah & Jack Curtis

Rifleman James Neilson Philip Saltzman & Clair Huffaker

Rifleman Joseph H. Lewis Dale & Katherine Albert Eunson

Rifleman Joseph H. Lewis John Dunkel

Rifleman Arthur Hiller Gene Olson

Rifleman John Peyser Philip Saltzman

Rifleman Joseph H. Lewis William F. Leicester, Chuck Connors, and Wally Bennett

Rifleman Joseph H. Lewis Albert Aley

Rifleman William Claxton Jack Curtis

Rifleman Joseph H. Lewis Harry Kronman

Rifleman Lewis Allen Pat Fielder

Rifleman John Rich Harry Kronman

Rifleman Joseph H. Lewis Albert Aley

Rifleman Don Medford Cyril Hume

Rifleman Don Medford Pat Fielder

Rifleman Murray Golden Palmer Thompson

Rifleman Joseph H. Lewis Jack Curtis & Paul Mazursky

Rifleman Ted Post Philip Saltzman & Lewis Meltzer

Rifleman Donald McDougall Robert Sherman

Rifleman Joseph H. Lewis Thomas Thompson

Rifleman Don Taylor Frederic Conrad

Rifleman Don Medford Pat Fielder & Arthur Browne Jr.

Rifleman Ted Post David Victor & Herbert Little

Rifleman Joseph H. Lewis Teddi Sherman & Ward Wood

Rifleman Directed by Written by

Rifleman

Rifleman Arnold Laven Calvin Clements

62

Rifleman William F. Claxton Calvin Clements

Rifleman Ted Post Arthur Browne, Jr.

Rifleman John Rich Jay Simms

Rifleman Joseph H. Lewis Jack Curtis

Rifleman Joseph H. Lewis Mike Mamakos & Peter Mamakos

Rifleman Joseph H. Lewis Phillip Saltzman

Rifleman Joseph H. Lewis Arthur Browne, Jr.

Rifleman Dick Moder Irving Elman & Arthur Browne, Jr.

Rifleman Arthur Hiller Margaret Armen

Rifleman Dick Moder Phillip Saltzman

Rifleman Don Medford Ken Kolb & Robert Mark

Rifleman Don Medford John Wilder & Douglas Stevens

Rifleman James Clavell Margaret Armen

Rifleman Paul Wendkos Peter Arends

Rifleman Joseph H. Lewis Harry Kronman

Rifleman Lamont Johnson Calvin Clements

Rifleman Joseph H. Lewis Chuck Connors & Lawrence Dobkin

Rifleman Joseph H. Lewis Palmer Thompson

Rifleman Joseph H. Lewis Arthur Browne, Jr.

Rifleman Joseph H. Lewis Arthur Browne, Jr.

Rifleman Joseph H. Lewis Cyril Hume

Rifleman Don Taylor Calvin Clements

Rifleman Paul Landres Arthur Browne, Jr.

Rifleman Joseph H. Lewis Arthur Browne, Jr.

Rifleman Ida Lupino Jay Simms

Rifleman Paul Landres Tom Gries

Rifleman David Friedkin Calvin Clements

Rifleman William F. Claxton Fanya Foss

Rifleman Jesse Hibbs Margaret Armen

Rifleman Budd Boetticher Arthur Browne, Jr.

63

Rifleman Otto Lang Arthur Browne, Jr.

Rifleman Arnold Laven Arthur Browne, Jr.

Rifleman James Clavell Beverly Fix, Frank Eby and Arthur Browne, Jr.

Fronteir Circus

Fronteir Circus 5-Oct-61

Fronteir Circus 12-Oct-61

Fronteir Circus 19-Oct-61

Fronteir Circus 26-Oct-61

Fronteir Circus 2-Nov-61

Fronteir Circus 9-Nov-61

Fronteir Circus 16-Nov-61

Fronteir Circus 23-Nov-61

Fronteir Circus 30-Nov-61

Fronteir Circus 7-Dec-61

Fronteir Circus 4-Jan-62

Fronteir Circus 11-Jan-62

Fronteir Circus 25-Jan-62

Fronteir Circus 1-Feb-62

Fronteir Circus 19-Feb-62

Fronteir Circus 22-Feb-62

Fronteir Circus 8-Mar-62

Fronteir Circus 15-Mar-62

Fronteir Circus 29-Mar-62

Fronteir Circus 5-Apr-62

Miss All-American Beauty 1982 Air Valentines day in remembrance of Ms. Leachman, who died today

Aunt Mary 1979 A disabled woman starts a Little League baseball team to help the children in her poverty-stricken neighborhood.

Silver Lode 1954 Western

Marcus Welby 10 episodes Robert Young

A Date with Angels 2 Seasons

64

Tom and Jerry Cartoons 2 seasons

Under Sea Kingdom

Father Knows Best

On the Streets of L.A.

Brotherhood of Justice

Murder in New Hampshire

Hit Lady

Glitz 1988

Savage 1977

Prey for the Wildcats

Sea Hunt Season 1

Sea Hunt Season 2

Sea Hunt Season 3

Sea Hunt Season 4

Spider Women Movie 2010

Howdy Dudy

Shari and Lamb Chops

Spiderman and his Amazing Friends All episodes (3 seasons)

77 Sunset Strip All Episodes

Hard Cash

Hell on the Pacific

Dangerous Lady 2000

Death Valley Days Series – 7 Seasons

Windmills of the God

PT Barnum’s question

The Living Dolls Series - All Episodes

Patty Duke Season 1, 2, 12 episodes in season 3

Louis Armstrong 1978

Little Richard - 2000 2000

Mr. Lucky All episodes

65

Code Name Dancer 1987

The Last Fling 1987

How to Murder a Millionaire 1990

Goddess of Love 1987

Shooting Elizabeth 1992

Your Mother Wears Combat Boots 1989

Who Killed a Centerfold Model 1977

Code Seven Victim 5 1955

Five Golden Dragons 1967

Lady Ice 1973

A Fathers Revenge 1989

Texans

Detective 2006

RKO 281

Diary of a Perfect Murder 1986

11- Elvis Presley Feature Movies:

Loving You

Jailhouse Rock

King Creo

GI Blues

Flaming Star

Follow that Jean

Kid Gallahan

Wild in Country

Blue Hawaii

Girls, Girls…

It Happen at the World’s Fair

TRIP WIRE 1989

The Big Easy 1987

The Ray Bradbury Theater- Entire Series 1986

66

Blackbeard’s Ghost

Sea Devils

David’s Mother 1997

Bruno 2000

Peter Gunn Series 52 Episodes

Earth VS. the Flying Saucers

Ring of the Nibelungs 2004

Jason and the Argonauts 2000

Julious Caesar 2002

Beauty and the Beast 2014

The Odyssey 1997

Cinderella 2011

Helen of Troy 2004

Pandemic 2007

Indiana Jones and Secret Service 1999

Virus 1995

HAROLD ROBBINS 77 PARK AVENUE 2002

Taken (Alien Mini-Series) 2002

I’ll Take Manhattan 1986

Row Row Row Your Boat       ow      your boat

Celebrity (mini-series)

Hollywood Wives

Fresno

Mr. Ed - 29 Episodes

The Presence 1992

I-5 Killer 2014

Down Out and Dangerous 1995

My Favorite Martian 30 Episodes

MacShayne Winner Take All

67

Dealers 1986

When the Bough Breaks

Adams Family Series – 25 Episodes

McHale’s Navy Series 24 episodes

The Bill Dana Show – 35 episodes Series

Alfred Hitchcock Hour - the Series

THREE FULL SEASONS OF ALFRED HITCHCOCK

Tombstone Territories 22 episodes

Westerners - the Series

Tennessee Tuxedo - Animated Series

Dan August Burt Reynolds 26 episodes

This Island Earth

The Defenders 94 episodes

Stay the Night

Homeless to Harvard 2003

When Friendship Kills 1996

Dead Before Dawn 1993

The Strange Affair 1996

Camp Cuka Monga 1990

Lady Killers 1995

American Dreamer 1989

The New Adventures Lone ranger 1980’s

Blue Knight mini-series

The Killing Secret 1995

Violation of Trust

Deep Family Secrets

Silent Witness 1985

Running Out 1983

Sins of Silence 1996

Lady Mobster 1988

68

Voice from the Grave 1996

Beyond the Bermuda Triangle 1973

Thin Ice 1996

MIKE HAMMER

Lightening in a Bottle 1993

Nothing but the Night 1973 Charlotte Furber gets into an accident in which a man loses his life. She suffers amnesia and everybody thinks the man was drunk and therefore responsible, even his own wife Jean, who befriends Charlotte but will be disturbed to find that Charlotte was drunk and caused the tragic accident.

Wild Horses

A Death in California 1985

Corpse a Familiar Face

Dead Man’s Curves 1978

Loneliest Runner 1980

In Defense of a Marriage Man

The Vegas Strip War

Angel Dusted

Dead Husbands

The Rebel

Galindez File 2003

Blood Crime 2002

Broken Trust 1995

Invaders From Mars 1953

Inditement 1995

Bare Essence 1982 Double Feature

A Woman Scorned

Hath no Fury like af Woman Scorned 1991

Tucker’s Witch 1993

Death in Small Doses

Tragedy of Flight 103 1990

The Space Giants All Episodes 1966

69

Polly Come Home 1982

Dream Date 1989

Into the West hold

Elvis and Me 1988

Standoff at Ruby Ridge 1995

The Fugitive

Run

The Quiet Man

Mae West

Captain Powers and Soldiers of the future 1991

Seduced by Madness 1996

Noah’s Ark 1999

Ten-speed and Brown Shoe 1987

Behind the Camera - Unauthorized Story of Different Strokes

Behind the Camera - Unauthorized Story of Mork & Mindy

Behind the Camera - Unauthorized Story of Three’s a Company

Behind the Camera - Unauthorized Story of Charlie’s Angels

Gidget All episodes/Seasons

Gidget Grows Up Movie

Death Benefit

Lassie (TV Series)

Alice in Wonderland 1985

He-Man and the Masters of the Universe 1985/Season one

Rio Lobo

Warden of Red Rock 2001

Maverick Queen

Purple Death from Outerspace

Big Valley 26 episodes

Hurricane Hunter 2009

Tornado! 1996

70

My Outlaw Brother

Yellow Sky

Jackels

The Reluctant Astronaut

The Shakiest Gun in the West

From Hell to Victory

Fugitive Nights

Numb 2015

Flight 313 2015

Combat 4 Seasons part of season 5 .

Backstairs at the White House 1979

Backstairs at the White House 1979

Backstairs at the White House 1979

Backstairs at the White House 1979

Take Me Home 2000

Daydream Believable 2000

Huckleberry Film

The Adventures of Tom Sawyer

Pinocchio 2008 Double Feature

Pinocchio 2008

Hyper Sapien 1981

Return of the Rebels 1985

Thanks, of a Grateful Nation 1998

Force of impact 2016

Forty Days and Night 2012

The Right Temptations 2000

A Gun Fight 1972

A Bill Collector 2010

Pale Face

A Father’s Son 1999

71

Ship of Fools

Tumbleweed

Soraya 2003

Trapeze 1956

Mr. Rock n Roll - The Alan Freed 1999

Heart Like a Wheel 2010

Planet Earth

Curse of King Tuts Tomb

I Dream of Jeannie 15 years Later

I Still Dream of Jeannie 1991

One Down and Two to Go 1982

Just an Old Sweet Song 1976

Sheba Baby 1975

Come Back Charleston Blues

Mean Johnny Burros 1995

Return of the Rebels 1990

Dr Jekyll and Mr. Hyde

Satan’s Triangle 1979

Monster Makers

Alladin 1986

Jane in the Lost City 1980

That Girl - two seasons

The Spirited Beginnings - Casper 1997

Pink Panther Show Series – 26 episodes

Seventeen Again

18 Again

Backfield in Motion

Dragonworld 1995

Davey and Goliath 12 episodes 1966-1970

Space Angel 80 episodes

72

Babes in Toyland 1986

March of the Wooden Soldiers

The Night they Saved Christmas 1980’s

SOUL 1970’s

Don’t Talk to Strangers

On the Line 2003

A Kid in Alladin’s Palace 1997

Stormy Weathers 1992

Desmond’s 1994

Daring and Grace on-hold

My Babysitter is a Vampire mini-series 2011

Robin of Locksley 1996

Remote 1993

Confessions of a Hit Man 1998

Tinman 2007

Merlin’s Apprentice

Merlin’s 1998

Triple Cross 1966

Jack an the Beanstalk the Real Story

The Lamp 2011

Distinguished Gentleman

Jack Reed - A Search for Justice

Jack Reed - Death and Vengeance

Jack Reed - One of our Own

Fish Police

iSPY 24 episodes (more to clear)

Kojak Movie - Belarus File 1985

73

Bay City Rollers

Kojak Movie - The Prince of Justice 1987

Kojak Movie -Wisdom of Dis 1972

Kojak Movie - Ariana 1989

Kojak Movie - Fatal Flaw 1989

Kojak - Movie Flowers for Matty 1990

Kojak - None So Blind

Kojak Movie - It’s Always Something 1990

The Marcus-Nelson Murders (1973)

The Belarus File (1985)

The Prince of Justice (1987

Ariana (1989)

Fatal Flaw (1989)

None So Blind (1990)

It’s Always Something (1990)

Flowers For Matty (1990)

Above Suspicion

Condominium 1980

The Haunting of Sarah Harding 1985

Killer Waves 2007

The Hilarious of Frightenstein 1971

Alice in Wonderland 1983

Pale Face Movie

Yesterday’s Enemy

Two Flags

Voyage to the Bottom of the Sea

Brass

Return of Elliot Ness 1995

Escape from Terror

Guilty Until Proven Innocent 1993

Heat - Burt Reynolds

Other side of the Mountain

Other side of the Mountain Part 2

74

Domains:

Domains

Manage all your domains right here.

maybackstv.com

Primary domain

Renews on Nov 16, 2023

maybacksglobal.com

Redirects to primary domain|

Renews on Mar 28, 2024

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Details

comfy-tv.com

Primary domain

Renews on Feb 16, 2024

Name

Details

idreamitv.com

Primary domain

Renews on Feb 19, 2024

iholyfieldtv.com

Primary domain

Renews on Mar 28, 2024

75

Itowntv.com

Details

itowntv.com

Primary domain

Renews on Jun 29, 2023

hounds4humans.com

Redirects to primary domain|

Renews on Apr 19, 2023

Unassigned domains

These domains are not assigned to any site.

Name

Details

ishetv.com

Not assigned to a site|

Renews on Mar 29, 2024

thoughttv2.com

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Renews on Aug 7, 2023

iDream TV and Smart TV(s) APP: https://recommend.zeasn.tv/idreamtv_web/index.html#/

76

Schedule 3

Consents

•	Addressed in Schedule 2, ability to acquire ownership rights of titles.

•

Ownership rights of titles not regulated by FCC – falls under the FCC Licensed TV Stations to adhere to FCC. We do as a reputable service vendor to follow guidelines; therefore, acquire business of the TV Station, in that they trust our services.

77

Schedule 4

Agreements

•	New York Spectrum Holding Company (NYSHC) Satellite Distribution MOU

•	Tower Media

•	Affiliate Broadcast with Dija

•	Freecast

•	Worldlink Medias Ad Deal through LAX Marketing

•	Roku Channel of Appie Pie Films

•	Roku Channel through StreamOn

•	Affiliate Broadcast with River Street Cable through VidaMedia

•	WBSCE Baseball and Softball License Agreement

•	TBL The Basketball Team License Agreement

•	Orasi Media Inc.

Schedule 5

Licenses

78

Exhibit A

Certificate of Designation

79